                     Exhibit 4.1

JLL INCOME PROPERTY TRUST, INC.

SHARE REPURCHASE PLAN

Effective as of October 7, 2025

Definitions

The following terms used in the Plan shall have the meanings set forth below.

Board of Directors – shall mean the board of directors of the Company, as constituted from time to time.

Company – shall mean JLL Income Property Trust, Inc., a Maryland corporation.

DRIP – shall mean the Company’s distribution reinvestment plan, as may be amended or restated and as in effect from time to time.

LaSalle – shall mean LaSalle Investment Management, Inc., the Company’s advisor.

Memorandum – shall mean a confidential private placement memorandum of the Company with respect to a private offering of Shares exempt from registration under the Securities Act, as may be amended or supplemented from time to time.

NAV – shall mean the net asset value of the Company attributable to its Stockholders or the net asset value of a class of its Shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Prospectus or Memorandum, as applicable.

Plan – shall mean this Share Repurchase Plan of the Company.

Prospectus – shall mean a prospectus included in the registration statement filed by the Company with the SEC with respect to a public offering of Shares registered under the Securities Act, as may be amended or supplemented from time to time.

SEC – shall mean the Securities and Exchange Commission.

Securities Act – shall mean the Securities Act of 1933, as amended, and any successor statute thereto.

Shares – shall mean shares of (i) the Company’s common stock designated as Class A shares, Class A-I shares, Class D shares, Class I shares, Class M shares, Class M-I shares, Class N shares, Class S shares and Class Z Shares, and (ii) any other classes of the Company’s common stock that may be designated from time to time hereafter.

Stockholders – shall mean the holders of Shares.

Triggering Event – shall have the meaning set forth in the Plan.

Waiver Event – shall have the meaning set forth in the Plan.

Share Repurchase Plan

Stockholders may request that the Company repurchase Shares through their investment advisor or directly with the Company’s transfer agent. To the extent that the Company chooses to repurchase Shares, the Company will adhere to the following procedures relating to the repurchase of Shares:

•Under the Plan, on each day the New York Stock Exchange is open for trading (a business day), Stockholders may request that the Company repurchase all or any portion of their Shares. Repurchase requests received and processed by the Company’s transfer agent on a business day and before the close of business (4:00 p.m. Eastern time) on that day will be effected at a repurchase price equal to the NAV per Share for the class of Shares being repurchased calculated after the close of business on that day.

•Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day, will be effected at the NAV per share for the class of Shares being repurchased calculated after the close of business on the next business day. The repurchase price per Share on any business day will be the NAV per Share for the class of Shares being repurchased, after giving effect to any Share purchases or repurchases to be effected on such day. Although a Stockholder will not know at the time he or she requests the repurchase of Shares the exact price at which such repurchase request will be processed, the Stockholder may cancel the repurchase request before it has been processed by notifying a customer service representative available on the Company’s toll-free, automated telephone line, (855) 652-0277. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests submitted before 4:00 p.m. on a business day must be cancelled before 4:00 p.m. on the same day. Repurchase requests received after 4:00 p.m. on a business day, or at any time on a day that is not a business day, must be cancelled before 4:00 p.m. on the next business day. If the repurchase request is not cancelled before the applicable time described above, the Stockholder will be contractually bound to repurchase of the shares and will not be permitted to cancel the request prior to the payment of repurchase proceeds.

•A Stockholder may make a repurchase request by mail or by contacting its financial intermediary, all subject to the conditions set forth herein. A Stockholder making a repurchase request by contacting their financial intermediary may be required to provide certain documentation or information to such financial intermediary.

If by Mail: A Stockholder making a repurchase request by mail to the Company’s transfer agent must complete and sign a repurchase authorization form, which is available upon request. Written requests should be sent to the transfer agent at the following address:

JLL Income Property Trust, Inc.
c/o SS&C GIDS, Inc.
P.O. Box 219165
Kansas City, MO 64121-9165
(855) 652-0277

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•For processed repurchases, Stockholders may request that repurchase proceeds are paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the transfer agent for at least 30 days.

•Processed repurchases of more than $100,000 are intended to be paid only via direct deposit. For this reason, Stockholders who own more than $100,000 in Shares must provide banking instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 in Shares may also receive repurchase proceeds via direct deposit, provided the payment amount is at least $5,000. For all repurchases paid via direct deposit, the funds will be electronically delivered to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating the Stockholder’s bank or brokerage account on file. Funds will be electronically delivered only to U.S. financial institutions (ACH network members).

•A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association, or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (NYSE MSP). Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $100,000; (2) the Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than the Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm the Stockholder’s identity or suspects fraudulent activity.

The Board of Directors will approve any distributions on each class of Shares for Stockholders of record as of a record date. Because the Company anticipates that each class of Shares will have a different amount of net income allocated thereto as a result of the differences in the fees paid on each class of Shares, the distributions paid with respect to each class of Shares is not expected to be of equal dollar amounts. At the close of business on the distribution adjustment date, the NAV will be reduced to reflect the accrual of the Company’s liability to pay the distribution to Stockholders of record as of the record date. As a result, Stockholders requesting that the Company repurchase Shares will be affected in the following manner:

•If a Stockholder’s request for repurchase is received and processed up to and including the business day immediately preceding the distribution adjustment date, the repurchase price will not reflect a reduction in NAV resulting from the distribution because the Stockholder will no longer be a Stockholder of record on the applicable record date and therefore will not be entitled to receive the distribution.

•If a Stockholder’s request for repurchase is received and processed on or after the distribution adjustment date, the repurchase price will reflect this reduction in NAV because the Stockholder will still be a Stockholder of record for distribution purposes and therefore will be entitled to receive the distribution.

Minimum Account Repurchases

In the event that any Stockholder fails to maintain the minimum balance of $5,000 of Shares, the Company may repurchase all of the Shares held by that Stockholder at the repurchase price in effect on the date the Company determines that the Stockholder has failed to meet the minimum balance. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the NAV.

Sources of Funds for Repurchases

The Company may, in LaSalle’s discretion, after taking the interests of the Company as a whole and the interests of the remaining Stockholders into consideration, use proceeds from any available sources at the Company’s disposal to satisfy repurchase requests, subject to the limitation on the amount of funds that the Company may use described below under “—Repurchase Limitations.” Potential sources of funding for repurchases include, but are not limited to, available cash, proceeds from sales of Shares, excess cash flow from operations, sales of the Company’s liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of properties or real estate-related assets.

Payment of Repurchase Proceeds

Under normal market conditions, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, by the third business day following receipt by the Company’s transfer agent of a repurchase request in good order. However, when a Stockholder requests that the Company repurchase Shares for which the funds for the Shares being repurchased has not yet been collected, the request will be executed at the next determined NAV, but the transfer agent will not release the proceeds until the purchase payment clears. This may take up to 15 days or more. Because the NAV per Share for each class of common stock will be calculated at the close of each business day, the repurchase price may fluctuate between the date the Company receives the repurchase request and the date on which repurchase proceeds are paid. As a result, the repurchase price that a Stockholder will receive may be different from the repurchase price on the day the repurchase proceeds are paid. If a Stockholder’s Shares are repurchased after a distribution record date but prior to the date on which the declared distribution is paid, the Stockholder will be entitled to receive such distribution with respect to the repurchased Shares held on the record date. Such Stockholder’s repurchase price will reflect the reduction in NAV allocable to the class of Shares being repurchased on the distribution adjustment date to reflect the accrual of the Company’s liability to pay a distribution to the Stockholders of record of that class of Shares as of the applicable record date. This will have no effect on the true price of the repurchased Shares even though, everything being equal, NAV will decrease on the distribution adjustment date by the amount of the declared distribution.

Repurchase Limitations

Under the Plan, the repurchase of Shares is limited during any calendar quarter to Shares whose aggregate value (based on the repurchase price per Share on the day the repurchase is effected) is 5% of the combined NAV of all classes of Shares as of the last day of the previous calendar quarter, which means that in any 12-month period, the Company limits repurchases to approximately 20% of the total NAV, to the extent the Company chooses to repurchase Shares. The Company is not obligated to repurchase any Shares and may choose to only repurchase some, or even none, of the Shares requested to be repurchased. Shares are not eligible for repurchase for the first year after purchase, except upon death or disability of a stockholder; provided, however, that Shares issued pursuant to the DRIP are not subject to the one-year holding period. The one-year holding period will also not apply under certain circumstances following the departure of persons performing key management functions for the Company as designated from time-to-time by the Board of Directors, including a majority of its independent directors, unless such persons are replaced as described below. The Company refers to such designated persons as “key persons.” The current key persons are C. Allan Swaringen, Gregory Falk, Sean Meehan and Lucas Kimmel, and in the future the key persons will include any other individual appointed by a majority of the Board of Directors, including a majority of its independent directors, to replace any such key person named above. If during any 12 consecutive month period (a) two or more key persons cease to devote substantially all of their business time to the Company for any reason, including death, permanent disability, resignation, withdrawal or removal (each, a “Triggering Event”), and (b) within 90 days of any Triggering Event a majority of the Board of Directors, including a majority of its independent directors, has not approved the replacement for each key person, then the one-year holding period will be waived with respect to the repurchase of any Shares purchased prior to the fifth business day after the public disclosure of the occurrence of the conclusion of such 90-day period (a “Waiver Event”). The Company will disclose any Waiver Event and the associated waiver of the one-year holding period promptly upon its occurrence. Any such disclosure may be made to Stockholders in a supplement to the Prospectus or the Memorandum, as applicable, in a special or periodic report filed by the Company with the SEC, in a press release or on the applicable website maintained by the Company. All other limitations to the Plan, including the aggregate value limitations, will remain in effect during any waiver event period.

On the first business day during any quarter in which the Company has reached that quarter’s repurchase volume limitation, the Company will disclose such fact through a filing with the SEC and posting the applicable website maintained by the Company in order to notify Stockholders that the Company will not accept additional repurchase requests during such quarter. In such event, unless the Board of Directors determines to suspend the Plan for any of the reasons described below, the Plan will automatically and without Stockholder notification resume on the first day of the calendar quarter following the quarter in which repurchases were suspended due to reaching such quarter’s volume limitation, to the extent the Company chooses to repurchase Shares. Even when repurchase requests do not exceed the Plan’s quarterly volume limitation, the Company may not have a sufficient amount of liquid assets to satisfy repurchase requests because the Company’s assets will consist primarily of properties and types of real estate-related assets that cannot be readily liquidated. Under normal circumstances, the Company intends to maintain an allocation to cash, cash equivalents, securities and other liquid assets, which the Company may supplement by borrowing additional funds under its line of credit.

Should repurchase requests, in the business judgment of the Board of Directors, place an undue burden on the Company’s liquidity, adversely affect its operations or risk having an adverse impact on Stockholders whose Shares are not repurchased or should the Company otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than repurchasing Shares is in the best interests of the Company as a whole, then the Company may choose to repurchase fewer Shares than have been requested to be repurchased or none at all. The Board of Directors may modify or suspend the Plan if it deems such action to be in the best interest of the Stockholders. In addition, the Board of Directors may determine to suspend the Plan due to regulatory changes, changes in law or if the Board of Directors becomes aware of undisclosed material information that it believes should be publicly disclosed before Shares are repurchased. Accordingly, Stockholders cannot be assured that all of the Shares in their repurchase requests will be repurchased. Any suspension of, or material modification to, the Plan will be disclosed to Stockholders as promptly as practicable in a supplement to the Prospectus or the Memorandum, as applicable, in the other reports that the Company files with the SEC and via the applicable website maintained by the Company. Once the Plan is suspended by the Board of Directors other than as a result of reaching the quarterly volume limitation, the Board of Directors must affirmatively authorize the recommencement of the Plan before Stockholder requests will be considered again. Upon a suspension of the Plan, the Board of Directors will consider at least quarterly whether the continued suspension of the Plan remains in the Company’s best interest and the best interest of the Stockholders. However, the Board of Directors is not required to authorize the recommencement of the Plan within any specified period of time. Because the Board of Directors is not required to authorize the recommencement of the Plan within any specified period of time, the Board of Directors may effectively terminate the Plan by suspending it indefinitely. The Company will provide notice to Stockholders of any recommencement of the Plan following such a suspension due to action of the Board of Directors. The Board of Directors may also determine to terminate the Plan if required by applicable law or in connection with a transaction in which Stockholders receive liquidity for their Shares, such as a sale or merger of the Company or listing of Shares on a national securities exchange.

If the full amount of all the Shares requested to be repurchased as of any given date are not repurchased, due to the Plan’s volume limitations or lack of readily available funds, available funds will be allocated pro rata based on the total number of Shares subject to pending repurchase requests without regard to class and subject to the volume limitation.

All unsatisfied repurchase requests due to any of the limitations described above must be resubmitted after the start of the next quarter or upon the recommencement of the Plan, as applicable.

REIT Restrictions

To avoid certain issues related to the Company’s ability to comply with the REIT distribution requirement and utilize the deficiency dividend procedure, the Company will implement procedures designed to track Stockholders’ percentage interests in the Company’s common stock in order to identify any such dividend equivalent repurchases and will decline to effect a repurchase to the extent that that the Company believes that it would constitute a dividend equivalent repurchase.

Other

Stockholders requesting that the Company repurchase Shares should note the following:

•if the Stockholder is requesting that some but not all of its Shares be repurchased, the Stockholder must keep its balance above $5,000 to avoid minimum account repurchase, if applicable;

•the Stockholder will not receive interest on amounts represented by uncashed repurchase checks; and

•under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld.

Internal Revenue Service regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for Shares sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which it may do by checking the appropriate box on its subscription agreement or by calling the Company’s customer service number at (855) 652-0277, the Company will utilize the first-in-first-out method. For purposes of calculating a Stockholder’s cost basis using the first-in-first-out method, tax lots of both held Shares and available Shares are used.

Shares repurchased under the Plan will have the status of authorized but unissued Shares. Shares that the Company acquires through the Plan will not be reissued unless they are first registered with the SEC under the Securities Act, and under appropriate state securities laws or otherwise issued in compliance with such laws.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record. Failure by the Stockholder or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than sixty (60) days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.